                                                                     EXHIBIT 99








                        ISCO, INC. RETIREMENT PLU$ PLAN

                     Financial Statements And Supplemental

                         Schedules For The Years Ended

                            July 31, 1998 and 1997

                       And Independent Auditors' Report

                   ISCO, INC. RETIREMENT PLU$ PLAN

           FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                   AND INDEPENDENT AUDITORS' REPORT


                          TABLE OF CONTENTS

                                                                  Page
FINANCIAL STATEMENTS:

  Independent Auditors' Report                                      36

  Statements of Net Assets Available for Benefits                   37

  Statements of Changes in Net Assets Available for Benefits        38

  Notes to Financial Statements                                     39



SUPPLEMENTAL SCHEDULES:

  Item 27a - Schedule of Assets Held for Investment Purposes -
  July 31, 1998                                                     46

  Item 27d - Schedule of Reportable Transactions - Year Ended
  July 31, 1998                                                     47



    Schedules not filed herein are omitted because of the absence of the conditions under which they are required.

                     INDEPENDENT AUDITORS' REPORT


Plan Committee
Isco, Inc. Retirement Plu$ Plan
Lincoln, Nebraska

We have audited the accompanying statements of net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan as of July 31, 1998 and 1997 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan as of July 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets held for investment purposes as of July 31, 1998, and (2) reportable transactions for the year ended July 31, 1998, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information by fund in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for the purpose of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of the individual funds. The supplemental schedules and supplemental information by fund is the responsibility of the Plan's management. Such supplemental schedules and supplemental information by fund have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Deloitte & Touche LLP



Lincoln, Nebraska

October 2, 1998

                        ISCO, INC. RETIREMENT PLU$ PLAN

                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                            (amounts in thousands)



                                                       July 31, 1998                               July 31, 1997
                                           -----------------------------------       ------------------------------------
                                           Supplemental Information                  Supplemental Information
                                                   by Fund                                   by Fund
                                           --------------------------                 ------------------------
                                           Employer    Participant                    Employer     Participant
                                           Directed     Directed       Total          Directed      Directed      Total
                                           --------    -----------  ----------        -----------  ----------  ----------
Investments, at fair value as
 determined by quoted
 market prices (Note C):
 Money market funds                         $228       $  1,864       $  2,092           $204       $  1,666    $  1,870
 Mutual funds                                 --         20,845         20,845             --         17,612      17,612
 Bank collective funds                        --            428            428             --            303         303
 Isco, Inc. common stock fund                 --            442            442             --            503         503
Investments, at estimated fair
 value (Note C):
 Other investments                            13             --             13             41             --          41
                                           -----       --------       --------           ----       --------     -------
                                             241         23,579         23,820            245         20,084      20,329

Participant loans                             --            501            501             --            489         489
                                           -----       --------       --------           ----       --------     -------

 Total investments                           241         24,080         24,321            245         20,573      20,818

Employer contributions receivable             --             --             --             --            112         112
Accrued income                                --             --             --              1             --           1
                                           -----       --------       --------           ----       --------     -------
 Net assets available for benefits          $241        $24,080        $24,321           $246        $20,685     $20,931
                                           -----       --------       --------           ----       --------     -------
                                           -----       --------       --------           ----       --------     -------


The accompanying notes are an integral part of the financial statements

                          ISCO, INC. RETIREMENT PLU$ PLAN

              STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                               (amounts in thousands)




                                                       July 31, 1998                               July 31, 1997
                                           -----------------------------------       ------------------------------------
                                           Supplemental Information                  Supplemental Information
                                                   by Fund                                   by Fund
                                           --------------------------                 ------------------------
                                           Employer    Participant                    Employer     Participant
                                           Directed     Directed       Total          Directed      Directed      Total
                                           --------    -----------  ----------        -----------  ----------  ----------
Investment income (Notes C and F):
 Dividends, interest, gain distributions,
 and other income                          $  29       $  2,893       $  2,922          $  60       $  1,329    $  1,389
 Net realized and unrealized
 appreciation(depreciation) in fair
 value of investments                        (28)           340            312            (47)         4,153       4,106
                                           -----       --------       --------           ----       --------    --------
Net investment income                          1          3,233          3,234             13          5,482       5,495
                                           -----       --------       --------           ----       --------    --------
Contributions (Note F):
 Employer annual profit sharing               --             --             --             --            112         112
 Employer 401(k) matching                     --            152            152             --            138         138
 Participant                                  --            802            802             --            729         729
                                           -----       --------       --------           ----       --------    --------
                                              --            954            954             --            979         979
                                           -----       --------       --------           ----       --------    --------
 Total additions                               1          4,187          4,188             13          6,461       6,474

Benefits paid (Note F):                       (6)          (792)          (798)           (26)        (1,523)     (1,549)
Transfers                                     --             --             --           (101)           101          --
                                           -----       --------       --------           ----       --------    --------
 Increase (decrease) in net assets
 available for benefits                       (5)         3,395          3,390           (114)         5,039       4,925

Net assets available for benefits:
 Beginning of year                           246         20,685         20,931            360         15,646      16,006
                                           -----       --------       --------           ----       --------    --------
 End of year                                $241        $24,080        $24,321           $246        $20,685     $20,931
                                           -----       --------       --------           ----       --------    --------
                                           -----       --------       --------           ----       --------    --------

The accompanying notes are an integral part of the financial statements

                        ISCO, INC. RETIREMENT PLU$ PLAN

                         NOTES TO FINANCIAL STATEMENTS
                      Years ended July 31, 1998 and 1997
              (Columnar amounts in thousands, except share data)

NOTE A. DESCRIPTION OF PLAN.

GENERAL. The following brief description of the Isco, Inc. Retirement Plu$ Plan (the Plan) is provided for general information purposes only.
Participants should refer to the Plan document for more complete information. The Plan was established, effective August 1, 1972, to provide retirement benefits for the employees of Isco, Inc. (the Company). The Plan was last amended effective August 1, 1995. Effective August 1, 1987, a 401(k) salary reduction option was incorporated into the Plan. Employees are eligible for participation after they have completed one year of service and are at least 21 years of age. A year of service is defined as the accumulation of 1,000 hours of credited service during a one-year period beginning on the employment date.

Participant contributions, employer 401(k) matching contributions, and employer annual profit sharing contributions, are invested at American Century Investments under the direction of the plan participants.

CONTRIBUTIONS. Contributions to the Plan are provided from the following sources:

EMPLOYER ANNUAL PROFIT SHARING CONTRIBUTION (PARTICIPANT DIRECTED). The Employer is required to contribute an amount equal to the lesser of 7% of the current net profit of the Company or the maximum amount allowed by the Internal Revenue Code. The contributed amount received by each participant is based on their percentage of total eligible compensation.

PARTICIPANT CONTRIBUTIONS (PARTICIPANT DIRECTED). Plan participants may elect to reduce their compensation by a maximum of 12%, subject to IRS limitations. The Employer then contributes the amount of reduction in compensation to the Plan on behalf of each participant.

EMPLOYER 401(k) MATCHING CONTRIBUTION (PARTICIPANT DIRECTED). The Employer is required to match 20% of the contribution made on behalf of each participant electing salary reductions up to a maximum of 10% of the participant's eligible compensation.

PARTICIPANT ACCOUNTS. Each participant's account is credited with the participant's contribution, the Company's matching contribution and the allocated portion of the Company's annual contribution and the forfeited portion of terminated participants' non-vested accounts. Any 401(k) forfeitures are allocated, based on a participant's contributions to the 401(k) plan during the plan year. The Company's annual profit sharing contribution and related forfeitures are allocated to each participant's account based on the percentage of the participant's eligible compensation for the plan year to the total compensation of all eligible participants for the plan year.
Earnings are credited directly to each investment option in which the participant had an investment on the record date of the dividend or interest distribution.

USE OF ESTIMATES. The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

VESTING. Participant contributions (i.e. employee salary reduction amounts) and participant rollover contributions are immediately fully vested and nonforfeitable. Employer profit sharing contributions and the Employer 401(k) matching contributions vest 20% upon completion of three years of credited service, increasing 20% per year until fully vested upon completion of seven years of credited service.

PAYMENT OF BENEFITS. On termination of service due to death, disability or retirement, a participant with a vested balance greater than $5,000 may elect to receive either a lump sum equal to the participant's vested interest in his or her account, or monthly installments. A participant with a vested balance less than $5,000 is entitled to receive a lump sum payment equal to the participant's vested account balance.

Plan participants are eligible for normal retirement at age 65 but may elect to retire at a later date. Upon attainment of 65 years of age, death, or determination of disability, a participant becomes 100% vested regardless of the number of credited years of service completed.

PLAN EXPENSES. As an additional benefit to the participants, the Employer, without reimbursement, pays for all costs, except for loan origination and loan maintenance fees, required to administer the Plan. These administration costs are not reflected in the Plan's financial statements.

EMPLOYER DIRECTED. Employer directed funds are invested in the Restricted Fund, which is managed by the employer. Assets in the Restricted Fund at July 31, 1998 and 1997 include: Balcor Pension Investors II and III, Benham Stable Value Government Fund, and Chase Manhattan Bank Pooled Investment. Transfers from the Restricted Fund to the Unrestricted Fund are directed by the Plan Committee.

INVESTMENT OPTIONS:

PARTICIPANT DIRECTED. Participant directed contributions may be invested in one or more of thirteen funds. A brief summary description of each investment option follows:

BENHAM STABLE VALUE GOVERNMENT FUND. A fund which seeks to provide current income while maintaining a stable share price. It is managed by SEI Trust Co.

BENHAM PREMIUM BOND FUND. A fund which seeks a high level of income from a portfolio of longer-term bonds and other debt obligations.

AMERICAN CENTURY BALANCED FUND. A fund which seeks capital growth and current income by investing in equity securities with prospects for growth and in investment grade bonds and other fixed income securities.

TWENTIETH CENTURY SELECT FUND. A fund comprised primarily of income-producing equity securities of larger companies with the potential for appreciation.

TWENTIETH CENTURY ULTRA FUND. A fund comprised primarily of equity securities of medium and smaller companies with the potential for appreciation.

TWENTIETH CENTURY INTERNATIONAL GROWTH FUND. A fund which seeks capital growth by investing primarily in an internationally diversified portfolio of common stocks.

BARCLAYS EQUITY INDEX FUND. A fund invested primarily in stocks of a broad array of established U.S. companies. It invests to match the performance of the S&P 500 Index by investing in most of the same companies.

AMERICAN CENTURY STRATEGIC ALLOCATION: CONSERVATIVE. A fund seeking to provide regular income through emphasizing investment in bonds and money market securities combined with the potential for moderate long-term return as the result of its stake in equity securities.

AMERICAN CENTURY STRATEGIC ALLOCATION: MODERATE. A fund emphasizing investment in equity securities but maintaining a sizable stake in bonds and money market securities.

AMERICAN CENTURY STRATEGIC ALLOCATION: AGGRESSIVE. A fund emphasizing investment in equity securities, but maintaining a smaller portion of its assets in bonds and money market securities.

AMERICAN CENTURY VALUE FUND. A fund investing primarily in equity securities of well established companies with intermediate to large market capitalizations that are believed by fund management to be undervalued at the time of purchase.

TWENTIETH CENTURY VISTA FUND. A fund investing primarily in medium sized and smaller companies with above average prospects for appreciation.

ISCO, INC. COMMON STOCK FUND. A fund invested primarily in Isco, Inc. common stock. Isco, Inc. is a party-in-interest and sponsor of the Plan.

NOTE B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING. The financial statements of the Plan are prepared under the accrual method of accounting.

INVESTMENT VALUATION AND INCOME RECOGNITION. Investments are stated at fair value. Fair value of marketable securities is determined by reference to the closing quoted price by the exchange on which the security is listed or the closing net asset value as reported by the mutual fund. Participant loans are stated at their outstanding principal balance. The amounts shown, in Note C, for securities that do not have a quoted market price represent fair value estimated by an independent third party.

Investment transactions are recognized on a settlement date basis. The net realized and unrealized appreciation (depreciation) of investments is recognized in the statements of changes in net assets available for benefits. The fair value at the beginning of the plan year, or the purchased cost if acquired during the year, is used in determining realized and unrealized gains and losses on the sale of each investment.

PAYMENT OF BENEFITS. The Plan's policy is to record benefit payments upon distribution to the participants. Benefits payable to retired and terminated participants were $19,853 and $35,614 at July 31, 1998 and 1997, respectively.

CONTRIBUTIONS. The employer profit sharing contribution is computed as of the end of the Employer's fiscal year and is recorded by the Plan in the corresponding period, but is allocated to participants' accounts in the plan quarter in which the profit sharing contribution is made to the Plan. Participant contributions are recorded in the period in which the bi-weekly payroll deductions are made. The Employer 401(k) matching contributions are also recorded in the period that the payroll deductions are made.

RECLASSIFICATIONS. Certain reclassifications have been made to the prior years' financial statements to conform to the current years' presentation.

NOTE C. INVESTMENTS

The following schedules present the fair values of investments.

                                  July 31, 1998
--------------------------------------------------------------------------------

                                                         Number of
                                                       Shares/Units     Fair Value
                                                       -------------    ----------
Investments at fair value as determined by quoted
  market price:
Money Market:
 Benham Stable Value Government Fund                    2,027,891        $ 2,028
 Chase Manahattan Bank Pooled Investment                   64,480             64
Mutual Funds:
 Twentieth Century International Growth Fund              165,207          1,763
 Twentieth Century Ultra Fund                             176,386          6,010
 Twentieth Century Select Fund                            154,747          7,884
 American Century Balanced Fund                           148,742          3,034
 Benham Premium Bond Fund                                  78,246            797
 American Century Value Fund                               88,713            621
 Twentieth Century Vista Fund                              28,513            331
 American Century Strategic Allocation: Conservative       12,873             72
 American Century Strategic Allocation: Moderate           29,789            189
 American Century Strategic Allocation: Aggressive         21,158            144
Bank Collective Funds:
 Barclays Equity Index Fund                                16,122            428
Other Investments:
 Isco, Inc. Common Stock Fund                              68,021            442

Investments at estimated fair value:
 Balcor Pension Investors II                                  101              8
 Balcor Pension Investors III                                 202              5
                                                                         -------
Total Investments at Fair Value                                          $23,820
                                                                         -------
                                                                         -------

--------------------------------------------------------------------------------

                                 July 31, 1997
--------------------------------------------------------------------------------

                                                        Number of
                                                       Shares/Units   Fair Value
                                                       ------------   ----------
Investments at fair value as determined by quoted
  market price:
Money Market:
 Benham Stable Value Government Fund                    1,819,342        $ 1,819
 Chase Manhattan Bank Pooled Investment                    50,767             51
Mutual Funds:
 Twentieth Century International Growth Fund              144,894          1,459
 Twentieth Century Ultra Fund                             134,306          4,874
 Twentieth Century Select Fund                            129,518          6,550
 American Century Balanced Fund                           135,438          2,693
 Benham Premium Bond Fund                                  69,224            703
 American Century Value Fund                               73,929            580
 Twentieth Century Vista Fund                              25,255            372
 American Century Strategic Allocation: Conservative        9,340             52
 American Century Strategic Allocation: Moderate           34,308            204
 American Century Strategic Allocation: Aggressive         19,795            125
Bank Collective Funds:
 Barclays Equity Index Fund                                13,590            303
Other Investments:
 Isco, Inc. Common Stock Fund                              61,910            503

Investments at estimated fair value:
 Balcor Pension Investors II                                  101             14
 Balcor Pension Investors III                                 202             27
                                                                         -------
Total Investments at Fair Value                                          $20,329
                                                                         -------
                                                                         -------

--------------------------------------------------------------------------------

During the years ended July 31, 1998 and 1997, the Plan's investments appreciated (depreciated) as follows:

     Net Realized and Unrealized Appreciation (Depreciation) in Fair Value
--------------------------------------------------------------------------------

                                                            1998           1997
                                                           ------         ------
Investments at fair value as determined by quoted
  market price:
Mutual Funds:
 Twentieth Century International Growth Fund               $  144         $  308
 Twentieth Century Ultra Fund                                 (20)         1,348
 Twentieth Century Select Fund                                287          1,922
 American Century Balanced Fund                               106            399
 Benham Premium Bond Fund                                       3             28
 American Century Value Fund                                  (65)            81
 Twentieth Century Vista Fund                                 (82)            78
 American Century Strategic Allocation: Conservative           --              4
 American Century Strategic Allocation: Moderate                8             17
 American Century Strategic Allocation: Aggressive             10             17
Bank Collective Funds:
 Barclays Equity Index Fund                                    65             50
Other Investments:
 Isco, Inc. Common Stock Fund                                (116)           (99)

Investments at estimated fair value:
 Balcor Pension Investors II                                   (6)           (29)
 Balcor Pension Investors III                                 (22)           (18)
                                                           ------         ------
                                                           $  312         $4,106
                                                           ------         ------
                                                           ------         ------

--------------------------------------------------------------------------------

NOTE D. PLAN TERMINATION

Although the Company has not expressed any intent to terminate the Plan, it may do so at any time by giving 30 days notice to the Plan Committee, the Plan Administrator, and the Trustee. In the event of such termination, Plan assets would be valued and participants' accounts would be adjusted to reflect the allocation of net gains and losses of the underlying investments. At that time, participants' accounts would become fully vested and nonforfeitable.

NOTE E. FEDERAL INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated September 7, 1995, which states that the Plan, as amended June 17, 1994, meets the requirements of Section 401(a) of the Internal Revenue Code and is, therefore, exempt from Federal income tax under Section 501(a) of the Code. The Plan administrator believes that the Plan is in compliance with current regulations. Therefore, no provision for income taxes is provided in the financial statements of the Plan.

Plan income, participant pretax contributions, and employer contributions represent taxable income to the participating employees at the time of distribution.

NOTE F. FUND INFORMATION

Dividends, interest, gain distributions, and other income, participant contributions and benefit payments, by fund are as follows for the years ended July 31, 1998 and 1997.

Dividends, interest, gain distributions, and other income
--------------------------------------------------------------------------------

                                                            1998           1997
                                                           ------         ------
   Benham Stable Value Government Fund                     $  106         $   93
   Twentieth Century International Growth Fund                189            123
   Twentieth Century Ultra Fund                             1,003            187
   Twentieth Century Select Fund                            1,066            542
   American Century Balanced Fund                             272            276
   American Century Value Fund                                102              2
   American Century Vista Fund                                 21             --
   American Century Strategic Allocation: Conservative          5              1
   American Century Strategic Allocation: Moderate              6              2
   American Century Strategic Allocation: Aggressive            6             --
   Barclays Equity Index Fund                                   9             --
   Isco, Inc. Common Stock Fund                                12             13
   Benham Premium Bond Fund                                    51             49
   Participant loans                                           45             41
                                                           ------         ------
          Total                                            $2,893         $1,329
                                                           ------         ------
                                                           ------         ------

--------------------------------------------------------------------------------

 Participant contributions
--------------------------------------------------------------------------------

                                                             1998           1997
                                                            -----          -----
 Benham Stable Value Government Fund                        $  60          $  53
 Twentieth Century International Growth Fund                   77             80
 Twentieth Century Ultra Fund                                 215            218
 Twentieth Century Select Fund                                187            181
 American Century Balanced Fund                                93            102
 American Century Value Fund                                   41              9
 Twentieth Century Vista Fund                                  30              7
 American Century Strategic Allocation: Conservative            3              1
 American Century Strategic Allocation: Moderate                8              2
 American Century Strategic Allocation: Aggressive              8              2
 Barclays Equity Index Fund                                    19              5
 Isco, Inc. Common Stock Fund                                  36             41
 Benham Premium Bond Fund                                      25             28
                                                            -----          -----
  Total                                                     $ 802          $ 729
                                                            -----          -----
                                                            -----          -----

--------------------------------------------------------------------------------

Benefits paid
--------------------------------------------------------------------------------

                                                             1998          1997
                                                            -----         ------
   Benham Stable Value Government Fund                      $  30         $   68
   Twentieth Century International Growth Fund                108            141
   Twentieth Century Ultra Fund                                70            372
   Twentieth Century Select Fund                              175            331
   American Century Balanced Fund                             173            318
   American Century Value Fund                                 61             --
   American Century Vista Fund                                 20             --
   American Century Strategic Allocation: Conservative          7             --
   American Century Strategic Allocation: Moderate             61             --
   American Century Strategic Allocation: Aggressive            7             --
   Barclays Equity Index Fund                                  15             --
   Isco, Inc. Common Stock Fund                                 2             68
   Benham Premium Bond Fund                                    29            144
   Participant loans                                           34             81
                                                            -----         ------
          Total                                             $ 792         $1,523
                                                            -----         ------
                                                            -----         ------

--------------------------------------------------------------------------------

                        ISCO, INC. RETIREMENT PLU$ PLAN
                                    PN 001
                                EIN #47-0461807
              (amounts in thousands, except per share/unit data)

          ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                                     July 31, 1998
----------------------------------------------------------------------------------------------------------------------

Column B                                                       Column C                    Column D           Column E
--------------------------------------------           ------------------------            --------           --------
                                                            Description of
                                                         investment including
                                                         collateral, rate of
Identity of issue, borrower, lessor or                 interest, maturity date,                                Current
  similar party                                         par or maturity value                Cost               Value
--------------------------------------------           ------------------------            --------           --------
MONEY MARKET:
*Benham Stable Value Government Fund                       2,027,891 shares                 $2,028             $ 2,028
*Chase Manhattan Bank Pooled Investment                       64,480 shares                     64                  64

MUTUAL FUNDS:
*Twentieth Century Select Fund                               154,747 shares                  6,268               7,884
*American Century Balanced Fund                              148,742 shares                  2,458               3,034
*Benham Premium Bond Fund                                     78,246 shares                    782                 797
*Twentieth Century Ultra Fund                                176,386 shares                  4,519               6,010
*Twentieth Century International Growth Fund                 165,207 shares                  1,295               1,763
*Twentieth Century Vista Fund                                 28,513 shares                    339                 331
*American Century Value Fund                                  88,713 shares                    610                 621
*American Century Strategic Allocation: Conservative          12,873 shares                     68                  72
*American Century Strategic Allocation: Moderate              29,789 shares                    175                 189
*American Century Strategic Allocation: Aggressive            21,158 shares                    117                 144

BANK COLLECTIVE FUNDS:
  Barclays Equity Index Fund                                   16,122 Units                    330                 428

OTHER INVESTMENTS:
*Isco, Inc. Common Stock Fund                                 68,021 shares                    442
*Participant loans                                     Interest rates ranging
                                                       from 7.25% to 10.25%
                                                       maturing August 1998
                                                       through June 2002                        --                 501
Balcor Pension Investors II                                    101 Units                        61                   8
Balcor Pension Investors III                                   202 Units                        60                   5
                                                                                                               -------
*Party-in-interest                                                                                             $24,321
                                                                                                               -------
                                                                                                               -------

                                      46

                        ISCO, INC. RETIREMENT PLU$ PLAN
                                    PN 001
                                EIN #47-0461807
          (amounts in thousands, except number of transactions data)

                ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                            SERIES OF TRANSACTIONS

                       FOR THE YEAR ENDED JULY 31, 1998



    Column A                        Column B                Column C        Column D        Column E        Column F
------------------         ----------------------------   ------------   ------------    --------------     --------
                                                                         Total Dollar
   Identity of                                              Number of      Value of       Total Dollar
  Party Involved              Description of Asset        Transactions    Purchases      Value of Sales     Net Gain
------------------         ----------------------------   ------------   ------------    --------------     --------
*Twentieth Century         Select Fund                          86          $2,754           $   --          $  --
*Twentieth Century         Select Fund                          55              --            1,707             82
*Twentieth Century         Ultra Fund                           88           2,450               --             --
*Twentieth Century         Ultra Fund                           59              --            1,295             48
*Benham                    Stable Value Government Fund         94           3,581               --             --
*Benham                    Stable Value Government Fund         40              --            3,373             --
*Barclays                  Equity Index Fund                    50             998               --             --
*Barclays                  Equity Index Fund                    25              --              938             13

*Party-in-interest

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